May 14, 2019 — 5 a.m.

Sunworks Reports First Quarter of 2019 Results

Near-Term Outlook: Management Expects Quarterly Revenues in the Range of $18 - $22 Million

in Each of the Next Two Quarters with Positive Quarterly Operating Income

ROSEVILLE, Calif. May 14, 2019 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, announced financial results for the first quarter of 2019 and provided its outlook for the second quarter of 2019.

First Quarter 2019 Summary:

●	Revenue of $9.3 million for the first quarter of 2019,

●	Net loss of $4.5 million,

●	Backlog of projects scheduled for installation in the next 12 months as of March 31, 2019 was $47.2 million,

●	Cash balance at March 31, 2019 was $2.0 million.

As expected, and previously conveyed, first quarter 2019 revenue and profitability were negatively impacted by seasonally rainy conditions in California, which prohibited installation activity for many of the larger agriculture and commercial projects. In addition, during the first quarter of 2019, the company experienced a number of negative impacts to gross profit including, unexpected rework on projects leading to cost overruns and a number of customer concessions for construction delays. The company also incurred expenses in the quarter for the renegotiation of terms and the cancellation of several of the older projects with unfavorable provisions agreed to in prior years.

Chuck Cargile, Sunworks’ Chief Executive Officer said, “We continue to take steps to streamline our business and enhance our operations. In the first quarter, we combined our ACI and Public Works operational teams. This allows our more effective Public Works operations team to now lead our commercial efforts. This will result in cost savings from a personnel standpoint as well as ensure a more focused efficient execution of projects in backlog.”

The Company also noted that it has backlog of $47.2 million in projects scheduled for installation in the next 12 months and that this backlog carries better expected profit margins than in recent history. The backlog is supported by notable project wins with key customers and programs in 2019, including:

●	A $1.7 million project win with a key agriculture customer;

●	A $1.5 million follow-on project with key Public Works Customer;

●	A $1.2 million project with a Northern California Water District;

●	Multiple follow-on projects with The International Church of the Foursquare Gospel;

●	A follow-on project for another Aldi grocery store;

●	Selected to partner with a California homebuilder for a new residential development, which is expected to lead to more than $1 million of incremental revenue in 2019;

●	Additional pipeline opportunities with key partners in public works, low income multi-tenant housing and other developers leveraging government support of residential solar expansion.

Mr. Cargile commented, “The project wins we have secured in 2019 reflect our successful focus on key accounts and follow-on business with major customers to augment our ongoing success with agriculture customers. Our pipeline of new projects is robust and provides us with optimism about continuing to build our backlog in 2019 and beyond.”

First Quarter Financial Summary (Quarter ended March 31, 2019 compared to the quarter ended March 31, 2018)

Total revenue for the quarter was $9.3 million compared to $13.4 million. Gross profit was a negative $0.6 million compared to gross profit of $2.4 million. Total operating expenses were $3.7 million compared to $4.1 million. Net loss was $4.5 million, or $0.17 per fully diluted share, compared to a net loss of $1.7 million, or $0.07 per fully diluted share.

Second Quarter 2019 Expectations:

Mr. Cargile continued, “The delays in projects and the changes in project estimates are expected to be concentrated in the first quarter of 2019 and are not expected to extend into the second and third quarters of 2019. We expect to generate revenue in the range of $18 - $22 million in each of the next two quarters and to generate positive operating income.”

Conference Call Details

Management will host a conference call to discuss these results Today, Tuesday, May 14, 2019 at 5 p.m. ET (2 p.m. PT). To access the call, please dial 1-877-407-0778 (toll free) or 1-201-689-8565 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://ir.sunworksusa.com. All participants should call or access the website approximately five minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) and using the replay ID # 48327 until 4:30 p.m. ET on May 28, 2019.

About Sunworks, Inc.

Sunworks, Inc. (SUNW) is a premier provider of high-performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements in this press release relate to, among other things, our projected financial performance and operating results, statements regarding our progress towards our strategic objectives, including building our backlog for 2019, and our ability to complete projects without delay or changes in project estimates in the future. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets, products, and prospects for sales, lower revenues, failure to earn profit, higher costs than expected, operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2019 AND DECEMBER 31, 2018

(in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,544	$3,628
Restricted cash	448	447
Accounts receivable, net	6,422	8,201
Inventory, net	3,025	3,233
Contract assets	3,028	6,153
Other current assets	418	150

Total Current Assets	14,885	21,812

Property and equipment, net	760	852
Operating lease right-of-use-asset	1,970	-

Other Assets
Other deposits	68	68
Goodwill	9,464	9,464
Total Other Assets	9,532	9,532

Total Assets	$27,147	$32,196

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,810	$11,858
Contract liabilities	5,134	5,069
Customer deposits	600	58
Operating lease liability, current portion	905	-
Loan payable, current portion	151	179
Convertible promissory note, current portion	100	100
Acquisition convertible promissory note, current portion	707	757

Total Current Liabilities	16,407	18,021

Long Term Liabilities
Operating lease liability	1,065	-
Loan payable	57	88
Promissory note payable, net	3,682	3,669
Acquisition convertible promissory notes	-	101
Warranty liability	351	321
Total Long Term Liabilities	5,155	4,179
Total Liabilities	21,562	22,200

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 0 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 authorized shares; 26,152,435 and 26,110,768 shares issued and outstanding, respectively	26	26
Additional paid in capital	73,604	73,480
Accumulated Deficit	(68,045)	(63,510)

Total Shareholders’ Equity	5,585	9,996

Total Liabilities and Shareholders’ Equity	$27,147	$32,196

 SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(in thousands, except share and per share data)

	Three Months Ended (unaudited)
	March 31, 2019	March 31, 2018

Revenue	$9,268	$13,447

Cost of Goods Sold	9,912	11,036

Gross Profit	(644)	2,411

Operating Expenses
Selling and marketing expenses	782	1,123
General and administrative expenses	2,676	2,664
Stock based compensation	124	232
Depreciation and amortization	92	95

Total Operating Expenses	3,674	4,114

Loss before Other Income/(Expenses)	(4,318)	(1,703)

Other Income/(Expenses)
Other income (expenses)	(8)	(5)
Interest expense	(209)	(20)

Total Other Income/(Expenses)	(217)	(25)

Loss before Income Taxes	(4,535)	(1,728)

Income Tax Expense	-	-

Net Loss	$(4,535)	$(1,728)

(LOSS) PER SHARE:
Basic	$(0.17)	$(0.07)
Diluted	$(0.17)	$(0.07)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	26,137,003	23,150,930
Diluted	26,137,003	23,150,930